THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) dated as of February 19, 2009, is by and among HOOKER FURNITURE COMPANY (the “Borrower”), THE PERSONS IDENTIFIED AS LENDERS ON THE SIGNATURE PAGE HERETO (whether one or more, the “Lenders”) and BANK OF AMERICA, N.A., as agent for the Lenders (the “Agent”).

WHEREAS, the Borrower, the Lenders and the Agent are parties to a Credit Agreement dated as of April 30, 2003, as amended by a First Amendment to Credit Agreement dated as of February 18, 2005, and a Second Amendment to Credit Agreement dated as of February 27, 2008 (such credit agreement and amendments, the “Existing Credit Agreement”); and

WHEREAS, the Borrower has requested that the Lenders make certain amendments to the Existing Credit Agreement; and

WHEREAS, the Lenders are willing to do so, as more fully set forth below, but only on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

1. Definitions.  “Amended Credit Agreement” means the Existing Credit Agreement as amended by this Amendment.  Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to them in the Existing Credit Agreement.

2. Amendment of Certain Definitions.

 (a) Effective as of January 1, 2009, the definition of “Applicable Rate” in Section
1.1 of the Existing Credit Agreement is amended by deleting the first sentence thereof and replacing it with the following:

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Funded Debt to EBITDA ratio (the “Financial Covenant”) as set forth in the most recent Compliance Certificate received by Agent pursuant to Section 6.02(b):

Pricing Level	Funded Debt to EBITDA Ratio	Commitment Fee	LIBOR Loans and Letters of Credit
1	< 0.75:1	0.200%	1.25%
2	>0.75:1 but < 1.25:1	0.250%	1.50%
3	>1.25:1 but < 1.50:1	0.250%	1.75%
4	>1.50:1	0.375%	2.00%

(b) Effective as of January 1, 2009, the definition of “Cash Flow” in Section 1.1 of the Existing Credit Agreement is amended to read in its entirety as follows:
“Cash Flow” means, for any period (a) net income, after income taxes, (b) less income or plus loss from discontinued operations and extraordinary items, (c) plus depreciation, depletion, amortization and other non-cash charges, (d) plus interest expense on all obligations, and (e) minus dividends, withdrawals, and other distributions, in each case for such period.

1    References in Other Credit Documents.  All references in the Existing Credit Agreement to the "Credit Agreement" and all references in the other Loan Documents to the "Credit Agreement" shall be deemed to refer to the Amended Credit Agreement.
2    Representations and Warranties.  The Borrower hereby represents and warrants that (a) the representations and warranties contained in Article V of the Existing Credit Agreement (as amended by this Amendment) are correct in all material respects on and as of the date hereof as though made on and as of such date and after giving effect to the amendments contained herein, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Existing Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (b) no Default or Event of Default exists under the Existing Credit Agreement on and as of the date hereof and after giving effect to the amendments contained herein.
3    Ratification and Reaffirmation.  Each Loan Party hereby ratifies the Loan Documents to which it is a party and acknowledges and reaffirms (a) that it is bound by all terms of such Loan Documents (as amended hereby) applicable to it and (b) that it is responsible for the observance and full performance of its respective Obligations under such Loan Documents.
4    Instrument Pursuant to Existing Credit Agreement.  This Amendment is a Loan Document executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Amended Credit Agreement.
5    No Other Changes.  Except as expressly modified and amended by this Amendment, the Existing Credit Agreement and all other Loan Documents shall continue in full force and effect and all the terms, provisions and conditions of the Loan Documents shall remain unchanged.
6    Severability.  Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
7    Counterparts.  This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.  Delivery of executed counterparts of this Amendment by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.

8    Governing Law.  This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Virginia, without giving effect to the conflict of law principles thereof.
9    Successors and Assigns.  This Amendment shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
10    Fees and Expenses.  The Borrower shall pay to the Lenders and Agent upon demand the full amount of all costs and expenses, including reasonable attorneys’ fees, incurred by the Lenders and Agent in the negotiation and preparation of this Amendment.

IN WITNESS WHEREOF, the Borrower, Agent and the Lenders have caused this Amendment to be executed under seal by their duly authorized officers as of the date first above written.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

SIGNATURE PAGE TO THIRD AMENDMENT TO CREDIT AGREEMENT

Borrower:	HOOKER FURNITURE CORPORATION

By: /s/Paul B. Toms, Jr
Name: Paul B. Toms, Jr.
Title: Chairman, President and Chief Executive Officer

By: /s/ Edwin L. Ryder
Name: Edwin L. Ryder
Title: EVP- Finance and Administration

Agent:	BANK OF AMERICA, N.A.

By: /s/ Greg L. Richards
Name: Greg L. Richards
Title: Senior Vice President

Lenders:	BANK OF AMERICA, N.A.

By: /S/ Greg L. Richards
Name: Greg L. Richards
Title: Senior Vice President